iSECUREtrac
        ADVANCED GPS OFFENDER TRACKING SOLUTIONS
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       5078 SOUTH 111TH ST.  OMAHA, NE 68137  [p] 402.537.0022  [f] 402.537.9847

                                                            EXHIBIT 99.1

             iSECUREtrac Appoints Peter Michel as President and CEO

        Former Brink's Home Security CEO to Also Join Board of Directors

      OMAHA, Neb.-- August 4, 2006 - iSECUREtrac(TM)  Corp. (OTC Bulletin Board:
ISEC), an industry leader in offender monitoring solutions utilizing global positioning systems (GPS) and wireless technologies, announced today that it has appointed Peter Michel as president & CEO of iSECUREtrac Corp., and he has joined its board of directors.

      Michel is a recognized leader in the security services industry, and was formerly CEO of Brink's Home Security, a unit of NYSE-traded The Brink's Company. During his tenure, Michel established Brink's Home Security as the industry's service quality leader. He expanded the customer base from 66,000 to more than 700,000 and achieved record operational profits annually for more than 12 years.

      "After evaluating the iSECUREtrac organization and the market opportunity in GPS monitoring, I'm convinced there is tremendous untapped growth potential and shareholder value within iSECUREtrac," said Michel. "Our goal now is to improve growth and enhance the company's position as an electronic monitoring industry leader. I look forward to leading the iSECUREtrac team to the next level, and adding scale to its unmatched quality in the GPS monitoring arena," added Michel.

      Michel assumed these positions from the retiring Tom Wharton, who will continue as an active consultant and advisor to the company. Said Wharton, "Bringing on someone of Peter's knowledge, talent and accomplishments is another important step in the continued drive to be a service and technology leader in this fast-growing market for GPS monitoring solutions."

About iSECUREtrac

iSECUREtrac Corp is a technology and information services company providing advanced GPS tracking solutions for the remote tracking and monitoring of individuals, including real time data collection, secure remote reporting, and data warehousing. iSECUREtrac is currently focused in the area of Pretrial, Corrections, Probation and Parole for monitoring offenders in community release programs, such as sex offenders and other persons requiring community supervision. iSECUREtrac's GPS monitoring systems are designed to improve public safety, enhance the management of monitoring information, provide the fastest analysis and response, and reduce the financial cost of incarceration. Further information on iSECUREtrac Corp can be found on the company's Web site at www.isecuretrac.com.

Safe Harbor

This press release contains forward-looking statements that, if not verifiable historical fact, may be viewed as forward-looking statements that could predict future events or outcomes with respect to iSECUREtrac Corp. and its business. The predictions embodied in these statements will involve risks and uncertainties and accordingly, iSECUREtrac's actual results may differ significantly from the results discussed or implied in such forward-looking statements.

Company Contact:                                Investor Relations:
Peter Michel, CEO pmichel@isecuretrac.com       Liolios Group Inc
David Vana, CFO dvana@isecuretrac.com           Ron Both ron@liolios.com
(402) 537-0022                                  949-574-3860

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